EXHIBIT 5.1

October 26, 2005

Equinix, Inc.

301 Velocity Way

Foster City, CA 94404

Re: REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

We have examined Amendment No. 1 to the Registration Statement on Form S-3 filed by Equinix, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) on October 26, 2005 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of up to 3,091,980 shares of the Company’s Common Stock of certain stockholders of the Company (the “Shares”). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale of the Shares.

It is our opinion that the Shares are legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the said Registration Statement, and further consent to the use of our name wherever appearing in said Registration Statement, including the prospectus constituting a part thereof, and in any amendment or supplement thereto.

Very truly yours,

/s/ Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
GUNDERSON DETTMER STOUGH
VILLENEUVE FRANKLIN & HACHIGIAN, LLP